Exhibit 99.1

For Immediate Release

     MITSUBISHI UFJ FINANCIAL GROUP CLOSES $9 BILLION EQUITY
INVESTMENT IN MORGAN STANLEY AS PART OF GLOBAL STRATEGIC
ALLIANCE

TOKYO and NEW YORK, October 13, 2008 – Mitsubishi UFJ Financial Group, Inc. (“MUFG”) (NYSE: MTU), Japan’s largest financial group and the world’s second largest bank holding company with $1.1 trillion in bank deposits, and Morgan Stanley (NYSE: MS), a global financial services firm and a market leader in investment banking, today announced that MUFG has closed on a $9 billion equity investment in Morgan Stanley that gives MUFG a 21 percent ownership interest in Morgan Stanley on a fully diluted basis. The investment is part of a previously announced global strategic alliance.

Under the revised terms of the transaction, MUFG has acquired $7.8 billion of perpetual non-cumulative convertible preferred stock with a 10 percent dividend and a conversion price of $25.25 per share, and $1.2 billion of perpetual non-cumulative non-convertible preferred stock with a 10 percent dividend.

MUFG and Morgan Stanley have already identified numerous areas of potential collaboration for their global strategic alliance, including corporate and investment banking, certain areas of retail banking and asset management, as well as lending activities such as corporate and project related loans. The alliance will provide both MUFG and Morgan Stanley with a valuable strategic partner as they seek to enhance their global footprints and capture financial services opportunities around the world. MUFG will receive a Morgan Stanley Board seat and the companies will establish a Steering Committee to maximize the strategic benefits of their alliance.

The MUFG investment further bolsters Morgan Stanley's already strong capital position. Morgan Stanley's Tier 1 Capital Ratio is now estimated to be more than 15.5 percent on a pro-forma basis as of August 31, 2008. This is far in excess of the 6 percent required by the Federal Reserve to be treated as well-capitalized and is one of the highest Tier 1 Capital Ratios among bank holding companies peers. The MUFG investment also reduces Morgan Stanley's leverage ratio to just under 20 times and its adjusted leverage ratio to just over 10 times on a pro-forma basis at August 31, 2008. In addition, Morgan Stanley has continued to reduce the size of its balance sheet since the end of the third quarter. As of today, total assets are now under $900 billion, down from $987 billion at August 31, 2008.

Nobuo Kuroyanagi, MUFG’s President and Chief Executive Officer, said, “Despite a very challenging environment, MUFG and Morgan Stanley have demonstrated our mutual commitment to this strategic alliance and have revised the terms of our investment in the best interests of both companies and our shareholders. We are now looking forward to working with Morgan Stanley to deliver the significant strategic benefits that we believe our alliance will bring.”

John J. Mack, Morgan Stanley's Chairman and Chief Executive Officer, said, “We are honored to welcome Mitsubishi UFJ, a global leader in commercial banking, as a long-term investor and strategic partner of Morgan Stanley. We are working toward numerous areas of collaboration, and we are confident that these two world-class institutions will create a powerful global alliance in the current challenging market environment. Today’s investment further bolsters our strong capital position and, together with our strategic alliance, will accelerate our transition under our new bank holding company structure and help us realize opportunities created by the continuing dislocation in the financial markets.”

Half of the convertible preferred stock automatically converts after one year into common stock when Morgan Stanley’s stock trades above 150 percent of the conversion price for a certain period and the other half converts on the same basis after year two. The non-convertible preferred stock is callable after year three at 110 percent of the purchase price.

Lazard served as financial advisor to MUFG, and Sullivan & Cromwell LLP and Mori Hamada & Matsumoto served as MUFG’s U.S. and Japanese legal advisors, respectively. BlackRock provided advice to MUFG on asset valuation. Wachtell, Lipton, Rosen & Katz served as legal advisor to Morgan Stanley.

About MUFG
MUFG is one of the world’s leading financial groups, with total assets of more than JPY190 trillion (approximately US$1.8 trillion) as of March 31, 2008. MUFG’s services include commercial banking, trust banking, securities, credit cards, consumer finance, asset management and leasing. The Group’s operating companies include BTMU, Japan’s largest commercial bank, Mitsubishi UFJ Trust and Banking Corporation, Japan’s leading trust bank, and Mitsubishi UFJ Securities, one of Japan’s largest securities firms. For more information about MUFG, please visit http://www.mufg.jp/english/index.html.

About Morgan Stanley
Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services. The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 35 countries. For further information about Morgan Stanley, please visit www.morganstanley.com.

Cautionary Statement Concerning Forward-Looking Information
This press release contains forward-looking statements such as “expects,” “looking forward” and other similar words regarding the current expectations of MUFG. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. MUFG does not undertake any obligation to update the forward-looking statements contained herein, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. Morgan Stanley’s actual results or performance may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, regulatory actions or changes. For a discussion of additional risks and uncertainties that may affect the future results of Morgan Stanley, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A of Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended November 30, 2007 and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in Morgan Stanley's Quarterly Reports on Forms 10-Q and other items throughout the Form 10-K, Forms 10-Q and Morgan Stanley's 2008 Current Reports on Form 8-K.

Contact for MUFG:	Contact for Morgan Stanley:
George Sard/Jim Barron	Media Relations
Sard Verbinnen	New York: Jeanmarie McFadden
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Michael Berkeley	Tokyo: Mika Watanabe +81.3.5424.5019
Citigate Dewe Rogerson
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